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                            [LETTERHEAD OF DECHERT]
[LOGO]

                                                                     Exhibit 5.1

September 17, 2001

AmerisourceBergen Corporation
1300 Morris Drive
Suite 100
Chesterbrook, PA 19087

Re: Post-Effective Amendment No. 1 on Form S-8 to AmerisourceBergen's Registration Statement on Form S-4 (No. 333-61440)

Gentlemen and Ladies:

We have acted as counsel for AmerisourceBergen Corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 4,240,654 shares (the "Shares") of the Company's Common Stock, par value $.01 per share ("Common Stock"), proposed to be issued pursuant to Post-Effective Amendment No. 1 on Form S-8 to the Company's Registration Statement on Form S-4 (No. 333-61440) (the "Registration Statement") to be filed today with the Securities and Exchange Commission under the Securities Act relating to the AmeriSource Health Corporation 2001 Stock Option Plan and the Bergen Brunswig Corporation 1999 Management Stock Incentive Plan (collectively the "Plans").

We have participated in the preparation of the Registration Statement and examined such corporate records and documents and matters of law as we have considered appropriate to enable us to give this opinion.

Based upon the foregoing, it is our opinion that the Shares have been duly and validly authorized by the Company, and that the Shares issuable upon exercise of stock options in accordance with the terms of the Plans, and delivered to the purchasers thereof against payment of the exercise price therefor, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Dechert
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